Exhibit 99.1

AITX Creates Times Square Buzz with Bold Promotion of Its Security Robots

A Little Mischief in Manhattan Designed to Draw Eyes to Its Breakthrough Security Technology

Detroit, Michigan, June 27, 2025 -- On Friday, June 27, Times Square will get a surprise guest appearance from a missing dog, a wanted robot, and a curious crowd. Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), the Company behind some of the most advanced AI-based autonomous security robots on the market, is taking its message straight to the streets of New York with a bold visibility campaign designed to stop pedestrians, spark conversation, and draw attention from curious onlookers and the press.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES
AITX

Artist's depiction of the future of security, AITX's HERO and RADDOG LE2, casually blending in with 400,000 tourists in Times Square.

AITX CEO Steve Reinharz is expected to go live from Times Square at 12:30 PM ET on Friday, June 27 via X (formerly Twitter). The livestream will offer a firsthand look at the campaign's impact, share insights into the Company's approach to public engagement, and maybe even track down a missing robot or two.

The campaign features missing dog posters that don't bark and wanted signs for a robot that hasn't technically done anything wrong. It's all part of AITX's creative push to spotlight its robotic security solutions, including RADDOG™ LE2 and the recently revealed humanoid known as HERO™ (Humanoid Enforcement & Response Officer). There's no booth, no handouts, and no one dressed as a mascot. Just curiosity, a few QR codes, and a growing number of people asking what AITX is really up to. For those looking to understand the full scope of the Company's ambitions, the AITX Company Profile is now available for download.

"We're always looking for creative ways to earn attention without spending millions," said Steve Reinharz, CEO/CTO and founder of AITX. "This campaign is about sparking curiosity, starting conversations, and pulling new eyeballs into our world of autonomous security. Sometimes the smartest move is to surprise people, make them look twice, and let word of mouth do the rest."

The Company expects the campaign to generate strong visibility among both the general public and media outlets, with social sharing and word of mouth doing much of the heavy lifting. Both HERO and RADDOG LE2 are currently in development, with availability anticipated later in 2025. This marks their first unofficial public appearance, offering a glimpse at what the Company believes will become headline-making additions to the evolving world of security automation. To explore AITX's full vision and progress, the Company invites investors and media to download the AITX Company Profile.

New Yorkers, keep your eyes open. If you spot a robotic dog or a humanoid robot wandering through Times Square, snap a photo, scan the QR code, and help us track them down. HERO and RADDOG LE2 have gone missing, and we could use a few million eyes to find them.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060
@SteveReinharz

_______________________________

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/